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Excerpt of CymaBay Therapeutics, Inc. May 11, 2020, earnings call transcript:

Good afternoon and thank you for joining us.

During our last quarterly update call in March, we discussed our continued focus on completing the ongoing investigation of the unexpected histologic findings identified by study pathologists in our Phase 2b study of seladelpar in patients with NASH. I’m pleased today to announce that we have good news on that front. Although it will take more time to gather and analyze all of the data that we intend to share with the FDA, we have now successfully cleared a key step in our process.

At the end of last week, a panel of eight of the world’s foremost expert liver pathologists and hepatologists, bringing together extensive knowledge in drug-induced liver injury, NASH and cholestatic liver diseases, completed a four day independent and in-depth review that analyzed the findings from our NASH Phase 2b study. At the conclusion of the meetings, the panel unanimously agreed with the following statement: “The features noted by study pathologists at end of treatment were confirmed on this review. However, these did not differ qualitatively between baseline and end of treatment. We suspect these histologic features are underreported; however, in the experience of the pathology review subcommittee these features may be observed in patients with NASH. The panel unanimously concluded that the data in aggregate including the complete absence of clinical and biochemical evidence of drug induced liver injury and the lack of significant differences in histologic features or their changes across the placebo and treatment groups do not support injury related to seladelpar. The panel also unanimously supported lifting of the clinical hold and the re-initiation of clinical development.”

It was extraordinary to have assembled this distinguished group of liver experts with the depth of their experience and their outstanding reputations in clinical science and drug safety. The committee was chaired by Dr. Paul Watkins, of UNC Chapel Hill, a leading hepatologist in the area of drug-induced liver injury, who was joined by two other leading hepatologist in liver injury, Dr. Neil Kaplowitz of USC and Dr. Willis Maddrey of UT Southwestern. Joining the Committee were three influential figures in liver pathology, Dr. David Kleiner, head of the drug-induced liver injury network at the NIH, Dr. Pierre Bedossa from the University of Paris and Dr. Zack Goodman from Inova Health Services. The Committee was rounded out with prominent clinical hepatologists in NASH and PBC, Dr. Michael Charlton of the University of Chicago and Dr. John Vierling of the Baylor College of Medicine.

Before describing the basic steps of the investigation, I want to emphasize that we have not yet discussed full results from our investigation nor any of the panel’s conclusions with the FDA. Despite the favorable review by the expert panel, there is no guarantee that the FDA will agree to lift the clinical hold and allow us to continue the development of seladelpar. We are planning to re-engage with the agency as quickly as possible but the submission of a complete response to the formal clinical hold and their review of all data gathered will be necessary before the FDA can make a decision that would allow us to restart clinical development of seladelpar.

In order to provide the context for the expert panel review, I’ll first provide a thorough recap of our NASH Phase 2b study design, the study results and the histologic findings identified by study pathologists last November that led to halting the development program for seladelpar.

The study was a randomized, double-blind, placebo-controlled, dose-ranging Phase 2b study of seladelpar which enrolled 181 patients with biopsy confirmed NASH. The primary efficacy outcome was the change from baseline in liver fat content at 12 weeks, and key secondary measures included evaluation of histological improvement in NASH and fibrosis as assessed by comparing the scoring of liver biopsies at 52 weeks with baseline. In June 2019, we reported minimal reductions in liver fat but robust and clinically meaningful reductions in markers of liver inflammation and injury including ALT, AST, GGT and ALP at 12 weeks. The study remained blinded and was planned to continue to the 52-week endpoint to evaluate the effects of seladelpar on histological improvement of NASH and fibrosis. We remained optimistic at that time because of published studies that had correlated reductions in liver enzymes, namely ALT, with improvements in NASH histology. In March of this year, we reported dose ordered improvements in NASH resolution without worsening of fibrosis and in one-point or greater improvements in fibrosis stage without worsening of NASH in seladelpar treatment groups versus placebo at Week 52 or end of treatment. The percent responders with resolution of NASH with no worsening in fibrosis were 8, 10.3, 19 and 26.1 percent in the placebo, 10, 20 and 50 mg seladelpar groups, respectively. The corresponding responder rates for at least a one stage improvement in fibrosis with no worsening in NASH were 20, 23.1, 23.8 and 37 percent. The percentages of patients meeting both endpoints were 8, 5.1, 11.9 and 19.6 percent for the placebo, 10, 20 and 50 mg seladelpar groups, respectively.

With most of the patients having completed 52 weeks of treatment last November, the study pathologists began their blinded assessment of the week 52 liver biopsies. Our plan had been for them to conclude the biopsy review in February for the final group of patients still active in the study as they finish their 52 weeks of treatment. As events unfolded during the review of the first batch of slides, they identified a subset of patients with what they described to be an unexpected pattern of histological findings overlaid on NASH pathology. In order to protect the integrity of the investigation by our experts, including the blinded pathology review of all paired biopsies, we’ve not previously shared additional detail on the original findings. Now that the review panel’s work is complete, we are able to provide additional information. Out of 181 subjects enrolled, 152 or 84% had an end-of-treatment biopsy, which is comparable to other NASH biopsy studies. The study pathologists identified 42 of the 152 end-of-treatment biopsies as having atypical histology with a total of 6 of 24, or 25% in the placebo group; 8 of 39, or 21% in the seladelpar 10 mg group; 10 of 42, or 24% in the seladelpar 20 mg group; and 18 of 46, or 39% in the seladelpar 50 mg group. Thus, the incidence of cases flagged appeared similar between placebo and seladelpar 10 and 20 mg but was higher in the seladelpar 50 mg group.

The study pathologists described these findings as unexpected or atypical in NASH pathology and potentially concerning for drug-induced liver injury. The findings were predominantly characterized as an interface hepatitis with or without bile duct injury or cholangitis, presence of plasma cells and eosinophils and in some cases vascular lesions. It’s important here for me to highlight that these atypical features are not usually examined in NASH clinical studies where the intent is to establish eligibility and evaluate endpoints by scoring for steatosis, lobular inflammation, hepatocellular ballooning and fibrosis. Another element important to mention is that the baseline biopsies were read at least 12 months before the end-of-treatment biopsies, and like many studies were not re-read as part of the end of study protocol. Also to remind you of how the situation unfolded, there was no clinical correlate with these findings. Patients with and without these findings had either improving or stable levels of biochemical markers of inflammation and liver injury throughout the 52 weeks of treatment, which included ALT, AST, GGT, alkaline phosphatase, total bilirubin, direct bilirubin and high sensitivity-CRP. In addition, there were no signals of immune or allergic reaction as reflected by changes in eosinophils, or in clinical symptoms of liver injury, nor were there other changes in markers that can be associated with progressing liver disease, such as platelets or coagulation parameters. No occurrences of liver decompensation or liver related AEs in association with peaks in liver chemistries were observed for any of the patients with a paired week 52/ET biopsy. Importantly, these findings were unanticipated based on prior clinical and preclinical experience with seladelpar.

After consulting with study pathologists and expert hepatologists, and with patient safety at the forefront of our minds, the decision was made to halt development of seladelpar in all indications while committing to an in-depth review of these findings. The FDA agreed with this decision and formally placed a clinical hold on seladelpar development and subsequently provided input on necessary steps towards understanding the nature, significance and consequence of these findings for the patients flagged in the study.

Our commitment to completing the investigation reflects our responsibility to the patients in our NASH study as well as to those who took part in our global PBC studies. The discordant picture between the existence of unexpected liver histology in a subset of patients and the absence of any clinical or biochemical signals of liver injury and inflammation was the key unknown we set out to better understand.

Turning to the investigation, the first step was to assemble and analyze a comprehensive profile of all study data including patient demographics, medical history, concomitant medications and to measure additional biochemical markers typically elevated in drug-induced and immune-mediated liver injury. This included immunoglobulins, autoimmune and tissue antibodies, cytokines and other inflammatory markers in search of any signal that may correlate with the unexpected findings. The outcome of this extensive effort was that there was no pattern of medical history, concomitant medications, clinical signs or laboratory or other biomarker changes that were associated with patients having the atypical histologic findings in our study.

The second step in the investigation was a rigorous, blinded, independent review of baseline and end of treatment biopsies by the three expert pathologists, Drs. Kleiner, Goodman and Bedossa. This time intensive process included two levels of review, a blinded review of all biopsies completely randomized from one another and a second review of the blinded paired biopsies in which the chronological order of the biopsy pair was randomly varied. Two of the pathologists performed the first review assessing each independently. This review blinded them to knowledge of baseline, end of treatment, and dose assignment, and used the Ishak modified Histologic Activity Index scoring system which has been adapted to identify histologic patterns of drug-induced liver injury. All three pathologists independently performed the second blinded, paired review assessing “Better”, “Same” or “Worse” across multiple features of histology including interface hepatitis, portal inflammation, parenchymal inflammation, hepatocellular ballooning, steatosis and fibrosis. In addition, the pathologists noted the presence or absence of features including eosinophils, plasma cells, bile duct injury and vascular injury.

The only direction we provided to the pathologists was to highlight generally the types of histology that had been called out by the study pathologists in order to make certain nothing was overlooked. By its very nature, these reviews are very different from histology reviews conducted to score NASH in phase 2 paired-biopsy studies. First, the blinded reviews of baseline and end of treatment biopsies were all done at the same time and second, it was more comprehensive than what is usually done for NASH clinical studies because it included features that classically define NASH—steatosis, lobular inflammation, ballooning and fibrosis – as well as the specific atypical types of pathology called out by the study pathologists.

Our intention was to have an objective independent analysis of histology to identify cases that raised a suspicion for drug-induced liver injury, that would then be brought to the full expert review panel to discuss. What transpired from the independent pathology review was that all three pathologists were in agreement that they did not observe any histology that on a case-by-case basis couldn’t be seen in NASH patient biopsies and that they did not observe any features of histology that were alarming or would be red flags for drug-induced liver injury. Although the features identified by study pathologists were certainly visible, the review panel pathologists’ conclusion was that the clinical significance of these did not point to evidence of drug-induced liver injury or anything otherwise alarming for these patients in the absence of any clinical or biochemical signal for liver injury. Furthermore, these underreported features that can be seen in NASH patient biopsies were observed by the panel pathologists at baseline in our study population and deemed to be qualitatively unchanged through the end of treatment. With this view, the review pathologists agreed that having the full expert review panel adjudicate the 42 cases identified by the study pathologists would be the best course of action to confirm their overall view that there was no evidence of drug-induced liver injury based on review of biopsies from patients in the study.

The third step in the investigation brought together all expert panel members to review the 42 cases flagged by the study pathologists, to discuss the significance of any findings observed and to ultimately assess whether or not treatment with seladelpar caused drug-induced liver injury in our NASH study. Medical history, concomitant medications, patient demographics, laboratory markers and liver histology at baseline and end of treatment were reviewed in detail for each of the 42 patients. None of the 42 patients were deemed to have any clinical or biochemical evidence of drug-induced liver injury. Furthermore, 29 of the 42 patients were deemed to have no evidence of emergent or progressive unexpected liver pathology. The remaining 13 patients were deemed to have evidence of emergent or progressive unexpected liver pathology of which 12 were deemed to be either not study drug related or unlikely related to study drug and were equally distributed across treatment groups including placebo. One was deemed to be possibly related to seladelpar for a patient who also had a diagnosis of systemic lupus erythematosus. Although no patients had elevations of ALT and bilirubin to meet Hy’s Law, the panel reviewed and discussed an eDISH analysis and confirmed their conclusion that there was no clinical evidence of drug-induced liver injury.

The final day of discussion at the expert panel review centered around overall observations related to features of histology present in our baseline population, presence and progression of underreported features of NASH pathology and the clinical significance of what was observed in patients in our study.

We plan to reach out to the FDA to discuss all of the data we have collected to date and the results of the panel review meetings. Once we gather their initial feedback, we plan to submit a complete response to the seladelpar clinical hold. Timelines are uncertain at this moment, but this effort remains our highest priority. Although we cannot guarantee how and when the FDA will respond, whether or not they will require us to gather additional information or if they will accept the conclusions that have been made by the panel, we are confident that we have conducted a truly rigorous, independent review with the foremost leading liver experts in the world to help us definitively support the conclusion that seladelpar did not cause drug-induced liver injury in our NASH phase 2 study. We have worked closely with our board throughout the investigation and panel review and have their support for our next steps forward.

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Cautionary Statements

The statements in this conference call script regarding the timing of completion and outcome of the investigation into the seladelpar histological findings, the potential benefits of seladelpar to patients with NASH, CymaBay’s expectations and plans regarding its intended future interactions with the FDA, its current and future clinical trials and CymaBay’s ability to fund current and planned clinical trials, as well as any other statements regarding expected events, actions or results, are forward looking statements that are subject to risks and uncertainties. Actual results and the timing of events regarding the further development of seladelpar could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to: the seladelpar histological findings have not yet been submitted to the FDA, and there is no guarantee as to how or when the FDA will respond; the success, cost and timing of any of CymaBay’s product development activities, including clinical trials; effects observed in trials to date that may not be repeated in the future; any delays or inability to obtain or maintain regulatory approval of CymaBay’s product candidates in the United States or worldwide; and the ability of CymaBay to obtain sufficient financing to complete development, regulatory approval and commercialization of its product candidates in the United States and worldwide or to potentially restart clinical trials. Additional risks relating to CymaBay are contained in CymaBay’s filings with the Securities and Exchange Commission, including without limitation its most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. CymaBay disclaims any obligation to update these forward-looking statements except as required by law.

Important Information

CymaBay Therapeutics, Inc. filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on May 5, 2020, and intends to file a definitive proxy statement and associated WHITE proxy card with the SEC in connection with the solicitation of proxies for CymaBay’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). Any definitive proxy statement and WHITE proxy card will be mailed to CymaBay’s stockholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF CYMABAY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING CYMABAY’S PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain a copy of the relevant documents filed by CymaBay with the SEC, including the definitive proxy statement, when it becomes available, free of charge by visiting the SEC’s website, www.sec.gov. Investors and stockholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents at https://ir.cymabay.com/all-sec-filings.

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CymaBay, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from stockholders in respect of the 2020 Annual Meeting. Information regarding the names of CymaBay’s directors and executive officers and their respective interests in CymaBay by security holdings or otherwise is set forth in CymaBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020, Amendment No.1 to CymaBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 29, 2020 and CymaBay’s preliminary proxy statement for the 2020 Annual Meeting of Stockholders, filed with the SEC on May 5, 2020. All such information will be contained in the definitive proxy statement and related materials that CymaBay will mail to CymaBay’s stockholders in connection with the 2020 Annual Meeting of Stockholders. These documents can be obtained free of charge from the sources indicated above.